                                                                  Exhibit 10.3

                                                                CONFORMED COPY




                             CONFIDENTIAL TREATMENT

                   FIRST AMENDED AND RESTATED SUPPLY AGREEMENT

                                      AMONG

                    PATHMARK STORES, INC., PLAINBRIDGE, INC.

                                       AND

                           C&S WHOLESALE GROCERS, INC.

                          DATED AS OF JANUARY 29, 1998

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Secretary of the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Such portions are marked with the word "[CONFIDENTIAL]".

                                TABLE OF CONTENTS

ARTICLE I


         CERTAIN DEFINITIONS...................................................1
         Section 1.01.  Certain Defined Terms.  ...............................1

                  Agreement....................................................1
                  AMF..........................................................1
                  Asset Purchase Agreement.....................................1
                  Average Service Level Deficiency.............................1
                  Base Price...................................................1
                  Commencement Date............................................1
                  Contract Year................................................1
                  Credit Agreement.............................................1
                  CPI..........................................................2
                  Division.....................................................2
                  ERISA........................................................2
                  Event of Force Majeure.......................................2
                  Event of Insolvency..........................................2
                  Facilities...................................................3
                  GMDC.........................................................3
                  GMDC Lease...................................................3
                  Goodwill.....................................................3
                  HPR..........................................................3
                  LC Termination Event.........................................3
                  Left-over Ad  Product........................................3
                  Left-over Ad  Product Report.................................3
                  Loan Documents...............................................3
                  Lost Profits Surcharge.......................................3
                  Master Purchase Order........................................3
                  Merchandise..................................................3
                  Multiemployer Pension Plans..................................4
                  Pathmark Stores..............................................4
                  Per Case Reduced Volume Surcharge............................4
                  Per Case Volume Incentive....................................4
                  Person.......................................................4
                  Plainbridge..................................................4
                  Reissued LC..................................................4
                  Sale.........................................................4
                  Service Level................................................4
                  Service Level Breach.........................................5
                  Service Level Deficiency.....................................5
                  SKU..........................................................5
                  Standard Credit Policy.......................................5



                  Targeted Service Level.......................................5
                  Term.........................................................5
                  TDR..........................................................5
                  Transportation Company.......................................5
                  Withdrawal Liability.........................................5

ARTICLE II

         SCOPE OF AGREEMENT; TERM..............................................5
         Section 2.01.  Agreement..............................................5
         Section 2.02.  Term...................................................5

ARTICLE III

         PURCHASE AND SALE.....................................................6
         Section 3.01.  Maintenance of Inventory; Operation of Facilities......6
         Section 3.02.  Delivery...............................................6
         Section 3.03.  Base Price.............................................7
         Section 3.04.  Other Pricing Provisions...............................8
         Section 3.05.  Payments..............................................12
         Section 3.06.  Service Level.........................................14
         Section 3.07.  Third Party Deductions................................15
         Section 3.08.  Ordering Practices....................................16
         Section 3.09.  GM/HBC Takeover.......................................16

ARTICLE IV

         FEES; REBATES; OTHER CHARGES.........................................16
         Section 4.01.  Fees..................................................16
         Section 4.02.  Cross-dock............................................18
         Section 4.03.  Continuities..........................................18
         Section 4.04.  Banana Ripening.......................................18
         Section 4.05.  Cardboard Bales.......................................18
         Section 4.06.  Rebate................................................18
         Section 4.07.  Volume Incentive......................................19
         Section 4.08.  Reduced Volume Surcharge; Lost Profits Surcharge......19
         Section 4.09.  Reconciliation........................................19
         Section 4.10.  Trade Discount Rebate, Advance Marketing Funds and
                        Goodwill..............................................20
         Section 4.11.  Interest Charges......................................22
         Section 4.12.  Payments in Lieu of Diverting.........................22
         Section 4.13.  ERISA Withdrawal Liability............................22

ARTICLE V

                                       ii


CERTAIN COVENANTS.............................................................23
         Section 5.01.  Pallet Program........................................23
         Section 5.02.  Reclamation...........................................23
         Section 5.03.  Compliance with Law...................................23
         Section 5.04.  Indemnity and Insurance...............................24
         Section 5.05.  Certain Financial Information.........................25
         Section 5.06.  PACA, Repossession and Set Off........................25
         Section 5.07.  Utilization of Other C&S Facilities...................26
         Section 5.08.  Base Price Audit......................................26
         Section 5.09   Year 2000.............................................26
         Section 5.10.  Additional Stores.....................................27

ARTICLE VI

         ASSET PURCHASE.......................................................27
         Section 6.01.  Purchase of Assets....................................27

ARTICLE VII

         TERMINATION..........................................................27
         Section 7.01.  Termination by C&S....................................27
         Section 7.02.  Termination by Pathmark...............................27
         Section 7.03.  Waiver................................................28
         Section 7.04.  Meetings to Review Progress Toward Curing Breach......28

ARTICLE VIII

         REPRESENTATIONS AND WARRANTIES.......................................28
         Section 8.01.  Representations and Warranties of C&S.................28
         Section 8.02.  Representations and Warranties of Pathmark............29

ARTICLE IX

         GENERAL PROVISIONS...................................................29
         Section 9.01.  Entire Agreement......................................29
         Section 9.02.  Expenses..............................................30
         Section 9.03.  Amendments............................................30
         Section 9.04.  Notices...............................................30
         Section 9.05.  Binding Effect; Assignment............................31
         Section 9.06.  Sale of Pathmark Division.............................32
         Section 9.07.  Counterparts..........................................32
         Section 9.08.  Confidentiality.......................................32
         Section 9.09.  Relationship of Parties...............................33

                                       iii


         Section 9.10.  No Third-Party Beneficiaries..........................33
         Section 9.11.  Severability..........................................33
         Section 9.12.  Headings..............................................33
         Section 9.13.  Arbitration...........................................33
         Section 9.14.  Governing Law.........................................34
         Section 9.15.  Facility Closing......................................34

                                       iv

         THIS FIRST AMENDED AND RESTATED SUPPLY AGREEMENT, dated as of January 29, 1998 (this "Agreement"), is by and between PATHMARK STORES, INC., a Delaware corporation, PLAINBRIDGE, INC., a Delaware corporation (collectively, with Pathmark Stores, Inc., "Pathmark") and C&S WHOLESALE GROCERS, INC., a Vermont corporation ("C&S").

         Preliminary Statement. Pathmark operates supermarkets in the states of New Jersey, New York, Delaware, Connecticut and Pennsylvania. C&S is a wholesale supplier of food products and other merchandise sold in supermarkets. Pathmark and C&S desire to enter into an arrangement pursuant to which C&S will source and make available to Pathmark certain merchandise. Pathmark will be responsible for distribution of the merchandise to Pathmark's stores.

         Agreement.  The parties, intending to be bound, agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Agreement" has the meaning specified in the preamble to this Agreement.

         "AMF" has the meaning specified in Section 4.10(a).

         "Asset Purchase Agreement" means that certain amended and restated asset purchase agreement between C&S, Pathmark and Plainbridge, Inc., dated as of September 26, 1997.

         "Average Service Level Deficiency" means the arithmetic average of any number of consecutive Weekly Service Level Deficiencies beginning with the first week with respect to which Pathmark delivers a Service Level Deficiency Notice pursuant to Section 3.06(b) hereof.

         "Base Price" has the meaning specified in Section 3.03.

         "Commencement Date" means February 1, 1998.

         "Contract Year" means any consecutive twelve-month period during the Term commencing on February 1, and ending the following January 31, the first such Contract Year to commence February 1, 1998. Each Contract Year consists of four 13-week "Contract Quarters."

         "Credit Agreement" that certain Credit Agreement dated as of June 30, 1997, as amended, supplemented or otherwise modified, between Pathmark and the lenders party thereto.

         "CPI" means the Consumer Price Index for all urban consumers (CPI-U) for New

York/Northeastern New Jersey for food and beverages or similar appropriate index chosen by the parties if the CPI is no longer available.

         "Division" means any number of Pathmark Stores (a) which if Sold, cause Pathmark's case purchases from C&S to fall below [CONFIDENTIAL] cases in any Contract Year or (b) to be Sold if Pathmark's case purchases from C&S are below [CONFIDENTIAL] cases in any Contract Year.

         "ERISA" means the Employee Retirement Income Security Act of 1974 (as amended).

         "Event of Force Majeure" means any event, circumstance or condition described in any of clauses (a) through (h) below that is beyond the control of C&S, and is not the result of negligence or failure of C&S to act with due care, and that prevents C&S from performing, in whole or in part, its obligations under this Agreement. The following occurrences shall be deemed to be Events of Force Majeure: (a) Acts of God, fire, explosion, accident, flood, storm or other natural phenomenon; (b) war (whether declared or undeclared); (c) national defense requirements; (d) compliance with any law, rule, regulation or governmental order that (i) becomes effective after the date hereof and (ii) is binding on C&S, and compliance therewith by C&S is not voluntary or optional;
(e) producers or manufacturers establish allocations or restrictions on quantities of products available to C&S; (f) the occurrence of a labor dispute between Pathmark, its employees or agents; (g) performance, or the failure to perform, by a Transportation Company; (h) until August 21, 2001, a labor dispute between C&S and any of its employees and (1) such employees are former Pathmark employees and (2) the dispute relates or is with respect to the transition of work from Pathmark to C&S; or (i) Pathmark's failure to deliver possession or complete use of any Facility pursuant to the Asset Purchase Agreement, but only with respect to goods that were to be distributed from such Facility and only until C&S shall have obtained a proper replacement Facility.

         "Event of Insolvency" means that, with respect to any Person, such Person shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Person shall take any corporate action to authorize any of the actions set forth above in this definition.

         "Facilities" mean the facilities in the following locations: (i) 301 Blair Road, Woodbridge, New Jersey (the "Blair Facility"), (ii) 275 Omar Avenue, Woodbridge, New Jersey (the "Omar Facility"), (iii) North Brunswick, New Jersey (the "Brunswick Facility"), (iv) the freezer located in Dayton, New Jersey (the "Dayton Facility"), and (v) any other facility used by C&S to supply Pathmark Stores. The Facilities are sometimes individually referred to herein as a "Facility." The Brunswick Facility is further described in the Brunswick Facility Lease attached as Exhibit G-1 to the Asset Purchase Agreement. The Blair Facility and Omar Facility are further described on Exhibit D attached to the Asset Purchase Agreement. The Dayton Facility is further described in form of Dayton Facility Lease attached as Exhibit G-2 to the Asset Purchase Agreement.

         [CONFIDENTIAL]

         "GMDC" means the general merchandise facility located in Edison, New Jersey that Pathmark shall continue to operate so as to supply Pathmark Stores with certain goods not included in Merchandise hereunder.

         "GMDC Lease" means the lease between Pathmark and California State Teacher's Retirement System with respect to the GMDC.

         "Goodwill" has the meaning specified in Section 4.10(a).

         "HPR" means highly protected risk.

         [CONFIDENTIAL]

         "Left-over Ad  Product" has the meaning specified in Section 3.04.

         "Left-over Ad Product Report" has the meaning specified in Section
3.04.

         "Loan Documents" has the meaning specified in the Credit Agreement.

         "Lost Profits Surcharge" has the meaning specified in Section 4.08(b).

         "Master Purchase Order"  has the meaning specified in Section 5.04(b).

         "Merchandise" means all of Pathmark's requirements of groceries, perishables and other merchandise in the product categories carried by C&S including, but not limited to, branded or private label products in the following categories: grocery (mainline), dry bakery, candy, supplies and all perishables including, but not limited to, fresh meat, fresh deli, fresh seafood, dairy, produce, floral, frozen (mainline), frozen bakery, ice cream, frozen meat and frozen seafood. The term "Merchandise" (a) includes ice, and forty pounds of ice shall be considered one case, but (b) does not include, Grossman supplies and other supplies and candy currently supplied to Pathmark Stores from the GMDC. Subject to the satisfaction of the conditions set forth in Section 3.09, Merchandise shall include all goods supplied to Pathmark Stores from the GMDC on the Commencement Date, including, without limitation, all general merchandise and health and beauty aids.

         "Multiemployer Pension Plans" has the meaning specified in the Asset Purchase Agreement.

         "Pathmark Stores" shall mean (i) all existing Pathmark stores as itemized on Exhibit B, (ii) all new stores opened by Pathmark during the Term, including without limitation, any so-called "replacement" store(s) opened by Pathmark contemporaneously with, or in contemplation of, the closing of or other suspension of operations at any then existing Pathmark store(s), and (iii) all stores acquired by Pathmark during the Term by any means, including, without limitation, through an acquisition or merger, as soon as Pathmark is legally capable of purchasing Merchandise for such stores from C&S. The parties agree to amend Exhibit B from time to time to reflect the addition of new Pathmark Stores or the closing of existing Pathmark Stores.

         "Per Case Reduced Volume Surcharge" has the meaning specified in
Section 4.08(a).

         "Per Case Volume Incentive" has the meaning specified in Section 4.07.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or any government or governmental authority or agency and any affiliate of such Person.

         "Plainbridge" means Plainbridge, Inc., a Delaware corporation.

         [CONFIDENTIAL]

         "Sale" has the meaning specified in Section 9.06(a).

         [CONFIDENTIAL]

         "Service Level" means at any time a percentage reflecting the ratio of
(i) the number of cases of Merchandise made available for pick up by Pathmark at the Facilities to (ii) the total number of cases of such Merchandise ordered by Pathmark, as calculated in accordance with Section 3.06. Service Level percentages will not be adversely affected by long-term manufacturers' out-of-stocks, commodity shortages, unusual overpulls on ad items, unauthorized items ordered by Pathmark, any error by Pathmark in booking advertising and feature items (including sales levels of feature items in excess of projections made by Pathmark and adjustments to pre-orders where applicable), Pathmark's directions with respect to items procured by Pathmark pursuant to Section 3.04(f) and 3.04(g), or any Event of Force Majeure.

         "Service Level Breach" has the meaning specified in Section 3.06.

         "Service Level Deficiency" has the meaning specified in Section 3.06.

         "SKU" means stock keeping unit.

         "Standard Credit Policy" has the meaning specified in Section 3.05(d)

         "Targeted Service Level" has the meaning specified in Section 3.06.

         "Transferred Inventory" shall mean the Merchandise purchased by C&S from Pathmark pursuant to the Asset Purchase Agreement.

         "Term" has the meaning specified in Section 2.02.

         "TDR" has the meaning specified in Section 4.10(a).

         "Transportation Company" means the company designated by Pathmark to perform transportation services.

         "Withdrawal Liability"  has the meaning specified in Section 4.13.

                                   ARTICLE II

                            SCOPE OF AGREEMENT; TERM

         Section 2.01. Agreement. Except as set forth in Section 3.04(f) herein, Pathmark agrees to purchase from C&S, during the Term, all requirements of Merchandise for Pathmark Stores, and C&S agrees to supply to Pathmark, during the Term, all Merchandise ordered by Pathmark, upon the terms and subject to the conditions set forth in this Agreement. Pathmark agrees that it will not, during the Term, use a secondary supplier for the Merchandise, except for Merchandise that C&S fails to, or is unable to, provide in accordance with the provisions of this Agreement. Notwithstanding the foregoing, Pathmark may continue to purchase items currently supplied by direct store delivery vendors from suppliers other than C&S, [CONFIDENTIAL].

         Section 2.02.  Term.

                  (a) The term of this Agreement (the "Term") will be fifteen Contract Years, beginning February 1, 1998.

                  (b) Notwithstanding the foregoing provisions, the Term shall not commence until the Closing under the Asset Purchase Agreement shall have occurred, and sales of

         Merchandise from C&S to Pathmark that commenced on January 11, 1998 in anticipation of implementation of this Agreement shall be governed by this Agreement.

                                   ARTICLE III

                                PURCHASE AND SALE

         Section 3.01.  Maintenance of Inventory; Operation of Facilities.

                  (a) C&S shall purchase Merchandise from vendors thereof, and shall maintain in stock an adequate inventory of Merchandise to fill and load Pathmark orders on a timely basis in accordance with the load schedules for Pathmark Stores. The initial load schedules for Pathmark Stores are set forth on Exhibit D. The parties agree to negotiate in good faith to make necessary adjustments to the load schedules from time to time.

                  (b) C&S shall maintain a workforce and equipment reasonably necessary to provide services under this Agreement in an efficient, timely and safe manner. C&S will load Pathmark store-bound mail on the provided trailers or with the Transportation Company; provided that Pathmark shall sort and prepare all mail in the sequence of outbound trailers for that day.

                  (c) C&S will be responsible for overall security at the Facilities, and will take reasonable measures to safeguard the Transportation Company's trucks and trailers while they are on the grounds of each Facility including affixing and checking the seals of all outbound loads and maintaining receiving and shipping logs. Pathmark shall be responsible for movement of tractors and trailers on the grounds of each Facility, and Pathmark shall cause the Transportation Company to maintain a workforce reasonably necessary to provide for such movement; provided that such work or movement must arise out of, be related to or connected with Merchandise intended for sale to, or services for, Pathmark . Pathmark acknowledges that it has responsibility for its employees', agents' or licensees' activities at each Facility.

                  (d) Each party agrees to consult with the other party on a regular and continuing basis regarding all aspects of the services to be provided hereunder.

         Section 3.02. Delivery. (a) All Merchandise ordered by Pathmark hereunder shall be made available for pick up by Pathmark at the applicable Facility's loading docks within the agreed upon dispatch times and windows as reflected on Exhibit D, as such Exhibit may be adjusted from time to time by mutual agreement of the parties. If C&S decides to use another facility for the supply of Merchandise hereunder, then Pathmark will, within reason, adjust its ordering times or delivery schedule to accommodate such change. C&S shall be responsible for loading the Merchandise onto the Transportation Company's trucks. Pathmark shall be responsible for ensuring that fully operable trailers are available to C&S for loading in an adequate amount of time in order to meet scheduled loading times; provided, that if additional trailers are needed, then C&S shall rent such trailers with Pathmark's prior approval and charge the amount of such rental to Pathmark on a weekly basis in accordance with Section 3.05(a). Pathmark shall be responsible for delivering the Merchandise to Pathmark Stores. Title to, and risk of loss with respect to, such Merchandise shall remain with C&S until such time as the trailer containing Merchandise exits the applicable Facility; provided, that such risk of loss shall transfer to Pathmark only at such time that a Pathmark trailer is attached to a Pathmark tractor in order to move the trailer from place to place within such Facility; provided, further that if the Merchandise is lost or stolen due to the negligence or intentional act of an employee of Pathmark or of the Transportation Company, C&S shall not be liable to Pathmark for said damaged, lost or stolen Merchandise and Pathmark's recourse shall be against its employees or the Transportation Company. C&S shall be responsible for trailer damage caused by C&S employees; provided that C&S shall not be responsible for usual and customary wear and tear on such trailers. C&S shall have the right to use any facility (other than the Facilities) for the supply of Merchandise hereunder; provided that C&S will reimburse Pathmark for [CONFIDENTIAL] of the net additional direct transportation costs incurred by Pathmark due to such change in facility; provided further that C&S shall not be obligated to share in any such additional cost to the extent that (i) C&S can demonstrate that such transportation services can be provided at a lower cost or
(ii) Pathmark fails to deliver possession or use of such Facility, under the Asset Purchase Agreement, to supply the Merchandise (e.g., if due to environmental remediation activities at such Facility for which Pathmark is responsible or if Pathmark fails to deliver the lease assignment for such Facility pursuant to the Asset Purchase Agreement). To the extent that C&S is able to reduce Pathmark's transportation costs by opening new Facilities closer to certain Pathmark Stores, Pathmark shall pay over to C&S annually [CONFIDENTIAL] of all such savings. C&S shall have the right to audit Pathmark's records, and Pathmark agrees to make all relevant records available for audit, in order to confirm Pathmark's transportation costs. Such audits shall be limited to one in any twelve-month period. For example, if (a) C&S should use a warehouse in a location that is closer to certain Pathmark Stores than a current Facility that is servicing such stores and (b) by using such warehouse, Pathmark has lower transportation costs, then Pathmark shall pay to C&S [CONFIDENTIAL] of such cost savings on a weekly basis in accordance with Section 3.05(a).

                  (b) C&S shall be prepared to handle new items within twenty-one (21) days after Pathmark shall have notified C&S of Pathmark's acceptance of such new items, subject to availability of such items from vendors.

         Section 3.03. Base Price. The Base Prices for all Merchandise supplied by C&S to Pathmark pursuant to this Agreement are as follows; provided, that the Base Price for each item of Transferred Inventory shall be [CONFIDENTIAL]:

                  (a) Grocery, Certain Frozen and Other Categories. The Base Price for the grocery, dry bakery, candy, frozen (mainline), frozen bakery, ice cream and dairy product categories shall be [CONFIDENTIAL]. C&S shall publish the Base Price weekly in the C&S bulletin and price book prepared for Pathmark, and will also transmit the Base Price information electronically to Pathmark each week.

                  (b) Produce and Meat Categories. The Base Price for items in the produce (including floral), deli, fresh meat (including fresh seafood), frozen seafood and frozen meat categories shall be [CONFIDENTIAL].

                  (c) Store Supplies Category. The Base Price for items in the store supplies product category shall be [CONFIDENTIAL].

         Section 3.04. Other Pricing Provisions. The following provisions shall be applicable to the purchase and supply by C&S of Merchandise hereunder:

                  [CONFIDENTIAL].

                  (c) C&S will carry Pathmark's full assortment of private label and branded Merchandise [CONFIDENTIAL]. C&S agrees that Pathmark shall identify the source of private label Merchandise and set the specifications for same.

                  (d) Pathmark will be responsible for providing C&S with ad quantities. C&S will notify Pathmark each Monday (a "Left-over Ad Product Notice") of ad product [CONFIDENTIAL]. Items shall be removed from the Left-over Ad Product Report when such item [CONFIDENTIAL].

                  [CONFIDENTIAL]

                  (f) In its sole discretion, Pathmark may control [CONFIDENTIAL] procurement decisions solely with respect [CONFIDENTIAL]. All produce and fresh meat Merchandise purchased by C&S shall be purchased following the specifications attached to those certain letters between Pathmark (Marc A. Strassler) and C&S (Mark Gross), dated September 23, 1997 (produce specifications) and September 24, 1997 (meat specifications), which specifications may be adjusted from time to time based upon availability and mutual agreement of the parties. Pathmark shall disclose to C&S all rebates and volume incentives available to Pathmark with respect to such items. Pathmark will provide C&S with ad quantities, designated vendor, and cost of goods for those items for which Pathmark is controlling the procurement. C&S will cut all purchase orders, control all in-bound freight and purchase turn inventory regardless of which party controls the procurement decision. From time to time, C&S may allow Pathmark to procure items in addition to those specified in this paragraph (such as private label sausage), but such designation may be revoked in the sole discretion of C&S.

                  (g) Pathmark is responsible for buying and storing all holiday frozen turkeys and holiday frozen shrimp. C&S shall not be obligated to take delivery of such items more than one week prior to the first store distribution date; provided that Pathmark shall handle the first store distribution of such items.

                  [CONFIDENTIAL]

                  (j) Purchase orders for all grocery, frozen and dairy Merchandise will be placed with metro New York/New Jersey brokers. C&S' purchase orders will be placed based on the same pricing structure currently presented on the Pathmark deal sheets.

                  [CONFIDENTIAL]

                  (l) The pricing provisions in this Agreement have been agreed to based upon the parties' mutual assumption that deal and billback activity and other manufacturers' promotions will remain at levels throughout the Term that are essentially the same as the current levels and that no fundamental changes will occur in the structuring of promotions or other factors affecting the wholesale cost of Merchandise. In the event that the parties' mutual assumptions cease to be true at any time during the Term, the parties agree to negotiate in good faith to reach agreement on new, mutually acceptable pricing terms.

                  (m) C&S will not be responsible for any distress or spoiled product for which C&S has not made the procurement decisions and shall not issue any credit with respect to such product.

                  [CONFIDENTIAL]

                  (o) Each party will bear the cost of their own quality control inspectors.

                  (p) Pathmark acknowledges that slots and other warehouse space has value and that C&S is entitled to be compensated for the introduction of new items into any Facility. Neither party nor their respective representatives will interfere with the other party's slotting, incentive or accrual programs. Neither party nor their respective representatives will induce any vendor to forego paying to either party slotting, incentive or accrual monies or any other funds that a wholesaler or retailer, as the case may be, would customarily receive.

                  (q) C&S shall not be obligated to carry a greater number of SKU's than Pathmark currently carries as of the date hereof (as attached to that certain letter between Pathmark (Marc A. Strassler) and C&S (Mark Gross), dated September 24, 1997, absent the consent of C&S, which consent will not be unreasonably withheld.

                  (r) With respect to Red Pack tomatoes, Ocean Spray cranberry sauce, and certain private label commodity items that are subject to significant market changes, C&S and Pathmark will meet to determine the amount of product to be purchased, the number of promotional weeks in relationship to the number of turn weeks, and the price of such product (it being the intent that C&S can recover its expenses related to the purchase plus a fair profit for C&S). [CONFIDENTIAL]

                  (s) Pathmark shall repurchase from C&S any and all inventory that C&S purchased from Pathmark pursuant to the Asset Purchase Agreement within 120 days of the Commencement Date (or such shorter time as provided in the Asset Purchase Agreement) [CONFIDENTIAL].

         Section 3.05.  Payments.

                  [CONFIDENTIAL]

                  (d) The parties have established an overage/shortage program, attached hereto as Exhibit F (the "Standard Credit Policy"). The Standard Credit Policy also provides for store delivery documentation and remedy procedures in the event of a "missing pallet" and Pathmark's right to witness load audits. C&S will adopt Pathmark's wrapping procedure for pallets of high-cost product.

                  (e) C&S shall have the right to determine the application of any monies received from Pathmark against amounts owed to it by Pathmark. Generally, C&S shall apply amounts received from Pathmark first against any fees and expenses, including interest charges and TDR, AMF or Goodwill repayments (if due and payable), second to amounts owed for non-produce Merchandise and finally to amounts owed for produce Merchandise.

         Section 3.06.  Service Level.

                  (a) Service Level Reporting. C&S will provide Pathmark a daily Service Level Reconciliation Report showing, with respect to each invoice, the number of cases ordered, the number of cases shipped, the number of cases that are out of stock (including "warehouse scratches") and the number of cases that are unauthorized.

                  (b) Service Level Deficiency. During the first 90 days of the Term of this Agreement, C&S' goal will be to maintain the following Service Levels (each a "Targeted Service Level"):

         A.       Dry Merchandise, including:                    [CONFIDENTIAL]
                  --------------------------
                  grocery (mainline)
                  dry bakery
                  candy
                  supplies

         B.       Perishable Merchandise, including:             [CONFIDENTIAL]
                  ---------------------------------
                  fresh meat
                  fresh deli
                  fresh seafood
                  produce
                  dairy

         C.       Frozen Food Merchandise:                       [CONFIDENTIAL]
                  -----------------------

For the balance of the Term, C&S agrees to use its best efforts to maintain the Targeted Service Levels at all times. The parties expressly acknowledge that C&S's obligations to maintain such Service Level shall be excused upon the occurrence of an Event of Force Majeure. If the Service Level falls below the Targeted Service Level for any week following the first 90 days of the Term (a "Service Level Deficiency"), Pathmark shall give notice to C&S and C&S shall use its best efforts to restore the required Service Level. If, during the second week following the occurrence of a Service Level Deficiency, a Targeted Service Level is achieved, then the Service Level Deficiency shall be remedied. If C&S fails to remedy the Service Level Deficiency during the second week following the occurrence of a Service Level Deficiency, Pathmark shall be entitled to source product from a third party. Once the Service Level Deficiency is cured, Pathmark agrees to cease purchases from third party suppliers (except with respect to products previously ordered).

                  [CONFIDENTIAL]

                  (d) Service Level Breach. If Pathmark has given notice to C&S of a Service Level Deficiency and C&S fails during the following week to remedy the Service Level Deficiency, a "Service Level Breach" will be deemed to have occurred and such Service Level Breach shall continue until a week occurs during which the Service Level Deficiency is remedied. In the event, however, that the average Service Level in any Contract Quarter meets or exceeds the Targeted Service Level, no Service Level Breach shall be deemed to have occurred within such Contract Quarter. If five or more Service Level Breaches occur within any Contract Year, Pathmark shall have the right to terminate this Agreement in accordance with the terms of Section 7.02.

         Section 3.07. Third Party Deductions. From time to time, Pathmark may ask C&S to act as its agent to deduct amounts that are due from manufacturers to Pathmark. C&S has the right, in its discretion, to refuse to honor any third party deduction request that Pathmark may make. If C&S makes a deduction on Pathmark's behalf and the manufacturer disputes the deduction made by C&S, Pathmark agrees to indemnify and defend C&S against and hold C&S harmless from any claim by the manufacturer related to such deduction. If C&S repays any deduction that C&S makes on Pathmark's behalf, Pathmark will, upon notice from C&S, repay such amount to C&S. Pathmark will insure that supply of Merchandise from manufacturers to C&S is not adversely affected by any third party deductions that C&S may take on Pathmark's behalf. Service Level shall not be adversely affected by an interruption in the supply of Merchandise from a manufacturer to C&S if the interruption is caused by the refusal of the manufacturer to ship product to C&S and such refusal is attributable to a disputed deduction that C&S has taken on Pathmark's behalf. C&S will add to each deduction from a vendor a fee of no less than [CONFIDENTIAL] to process the deduction made by C&S on Pathmark's behalf; provided, that in no event will C&S charge such fee for any goods processed through C&S' reclamation program. Each Friday, C&S will reimburse Pathmark for all deductions collected during the preceding seven day period, less C&S' fee.

         Section 3.08. Ordering Practices. Pathmark and C&S agree to develop and maintain ordering practices which shall include computer-assisted ordering and full, store-ready pallets in order to maintain and improve efficiency at the Pathmark Stores and the Facilities. The parties hereby agree and acknowledge that with respect to the Pathmark Stores on Schedule 3.08, Pathmark may need to adjust the amount of store-ready pallets such stores order.

         [CONFIDENTIAL]

                                   ARTICLE IV

                          FEES; REBATES; OTHER CHARGES

         Section 4.01. Fees. (a) Pathmark shall pay to C&S, pursuant to Section 3.05(a) herein, for Merchandise ordered from C&S, fees determined in accordance with the following schedule.

         A.       Dry Merchandise upcharge:                      [CONFIDENTIAL]
                  ------------------------
                  -including the following:
                  grocery (mainline)
                  dry bakery
                  candy
                  supplies

         B.       Perishable Merchandise upcharge:               [CONFIDENTIAL]
                  -------------------------------
                  -including the following:
                  fresh meat
                  fresh deli
                  fresh seafood
                  produce
                  dairy
                  floral

         C.       Frozen Food Merchandise upcharge:              [CONFIDENTIAL]
                  --------------------------------

The modulars and loose produce Merchandise shipped in a bin as a packaging container, [CONFIDENTIAL], shall be deemed to contain [CONFIDENTIAL].

         (b) Adjustment to fees.

                  (i) C&S will bill Pathmark for C&S' costs due to any Transportation Company's failure to perform as required under this Agreement, including without limitation, any and all costs due to the failure of any Transportation Company to move a trailer away from a dock door within two hours of such trailer being ready to be moved.

                  (ii) Commencing with the third Contract Year, C&S may adjust the upcharges to reflect increases in Pathmark's pro rata share of the statutory rates for workers' compensation coverage and legislated costs of providing medical benefits over the costs incurred by C&S for each of these items during the first contract year.

                  [CONFIDENTIAL]

                  (iv) The fees set forth in this Agreement reflect the parties' assumption that C&S will not be obligated to pay New Jersey gross receipts (litter control) tax. If C&S determines that it is obligated to pay New Jersey gross receipts (litter control) tax, the fees payable to C&S will be adjusted to offset the increased cost to C&S.

         Section 4.02. Cross-dock. C&S will charge Pathmark a handling fee of [CONFIDENTIAL]. On a periodic basis, C&S will make empty totes available for return to the GMDC. Cross-dock product is not slotted in the Facility and does not have to be carried over 24 hours in the Facility.

         Section 4.03. Continuities. The processing of continuities and their returns will be at Pathmark's discretion. If C&S handles such continuities, then C&S will charge Pathmark a handling fee of [CONFIDENTIAL]. Only full case units in the original shipping container or partial cases which have been repacked and sealed by the store may be returned. The handling fee will be subject to adjustment for cases exceeding two cubic feet.

         Section 4.04. Banana Ripening. In addition to the Upcharges reflected in Section 4.01, Pathmark will pay a fee for banana ripening in an amount equal to [CONFIDENTIAL].

         Section 4.05. Cardboard Bales. If Pathmark requests that C&S handle Pathmark's cardboard bales, then Pathmark shall pay to C&S a handling fee of [CONFIDENTIAL].

         Section 4.06.  Rebate.

               [CONFIDENTIAL]

         Section 4.07. Volume Incentive. If in any Contract Quarter, Pathmark's case purchases from C&S are greater than [CONFIDENTIAL], C&S will pay Pathmark a volume incentive (the "Per Case Volume Incentive") equal to [CONFIDENTIAL] for all cases in excess of the [CONFIDENTIAL], provided that (i) the parties expect that such annual sales shall exceed the [CONFIDENTIAL], and (ii) if Pathmark shall acquire any store that, prior to such acquisition, was supplied by C&S, then the Per Case Volume Incentive shall not apply to the volume attributable to such store. The Per Case Volume Incentive shall be credited by C&S by the 10th day after the end of each Contract Quarter.

         Section 4.08.  Reduced Volume Surcharge; Lost Profits Surcharge.

                  (a) If in any Contract Quarter, Pathmark's purchases from C&S are less than [CONFIDENTIAL], then Pathmark shall pay to C&S a Per Case Reduced Volume Surcharge (the "Per Case Reduced Volume Surcharge") equal to [CONFIDENTIAL] for all quarterly case sales less than [CONFIDENTIAL].

                  (b) If in any Contract Quarter Pathmark's purchases from C&S are less than the [CONFIDENTIAL] cases, Pathmark shall pay to C&S an additional surcharge (the "Lost Profits Surcharge"), equal to [CONFIDENTIAL].

                  (c) For purposes of determining any Reduced Volume Surcharge payable with respect to the first Contract Quarter, cases purchased during the implementation period will be aggregated with cases purchased during the first Contract Quarter. The Per Case Reduced Volume Surcharge and the Lost Profits Surcharge calculated as set forth in this Section 4.08 for any Contract Quarter shall be paid by Pathmark by the 10th day after the end of each Contract Quarter.

         Section 4.09. Reconciliation. The [CONFIDENTIAL] referred to in Section
4.07 hereof, and Section 4.08(a) hereof, and the [CONFIDENTIAL] referred to in
Section 4.08(b) hereof are referred to herein as benchmarks. At the end of each Contract Quarter, C&S shall reconcile the actual aggregate case sales for such Contract Year with the applicable aggregate benchmark amount for each of the Per Case Volume Incentive, Per Case Reduced Volume Surcharge and the Lost Profits Surcharge. For example, if (a) in the first Contract Quarter, Pathmark's case volume was [CONFIDENTIAL] cases and Pathmark paid a Per Case Reduced Volume Surcharge of [CONFIDENTIAL] and (b) in the second Contract Quarter, Pathmark's case volume was [CONFIDENTIAL] cases, then C&S would (i) aggregate the Contract Quarters within such Contract Year [CONFIDENTIAL], (ii) aggregate the applicable benchmarks [CONFIDENTIAL], reconcile such aggregate case sales with the aggregate benchmark amount and, in this example, refund such prior [CONFIDENTIAL] payment ten days following the end of the second Contract Quarter.

         Section 4.10. Trade Discount Rebate, Advance Marketing Funds and Goodwill. [CONFIDENTIAL]

                  (b) Reduction and Repayment.

                           (i) Volume Decline. If in any Contract Year, the annual case purchases by Pathmark from C&S are less than [CONFIDENTIAL], then C&S shall reduce [CONFIDENTIAL] due at the end of said Contract Year by [CONFIDENTIAL].

                           [CONFIDENTIAL]

                           (iii) TDR, AMF and Goodwill and Termination. If Pathmark rejects and/or terminates this Agreement pursuant to any bankruptcy case brought by or against Pathmark (any termination without cause being prohibited under this Agreement), then Pathmark shall repay to C&S all TDR, AMF and Goodwill payments that C&S has paid to Pathmark in addition to all other damages caused by such termination.

                  (c) Schedule Adjustment. All dates set forth in Section 4.10(a) assume that Pathmark shall begin purchasing all of its requirements of Merchandise from C&S on January 30, 1998. Payments hereunder shall be, as applicable, delayed or accelerated by one day for every day that the Commencement Date is delayed or accelerated.

                  (d) Conditions. C&S's obligation to make any and all TDR, AMF or Goodwill payments shall be subject to the satisfaction of the following conditions:

                           (i) The representations and warranties of Pathmark set forth herein shall be true and correct in all material respects on and as of the date of such payment except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; and

                           (ii) At the time of such TDR, AMF or Goodwill payment, no default under this Agreement or no Event of Default (as defined in the Credit Agreement) in the following subparagraphs in
         Article 7 (a)-(c) and (f)-(j) of the Credit Agreement shall have occurred and be continuing.

         Each and every TDR, AMF or Goodwill payment shall be deemed to constitute a representation and warranty by Pathmark on the date thereof as to the matters specified in paragraphs (i) and (ii) of this Section.

         Section 4.11. Interest Charges. This is a supply agreement and not a credit agreement; it is not intended, nor shall it be a source of financing for Pathmark. Notwithstanding the preceding sentence, interest shall accrue on all unpaid amounts under this Agreement from the date due until repaid. Interest shall accrue at a rate of [CONFIDENTIAL]. After termination of this Agreement, any amounts outstanding under this Agreement shall bear interest from the date of such termination to the date such amount is paid in full at a rate per annum equal to [CONFIDENTIAL]. Interest is due and payable daily.

         [CONFIDENTIAL]

         Section 4.13. ERISA Withdrawal Liability. Pursuant to the Asset Purchase Agreement, the parties thereunder have agreed that Woodbridge Logistics LLC will elect to proceed under ERISA Section 4204 and assume Pathmark's obligations under the Multiemployer Pension Plans. Upon any subsequent withdrawal from such plan by Woodbridge Logistics LLC occurring (i) prior to the expiration or termination (other than a termination that occurs as a result of a default by C&S hereunder) of this Agreement; (ii) within 60 days after expiration of this Agreement; or (iii) within 180 days after termination of this Agreement, [CONFIDENTIAL]. This Section 4.13 shall survive termination of this Agreement.

                                    ARTICLE V

                                CERTAIN COVENANTS

         Section 5.01. Pallet Program. Pursuant to the Asset Purchase Agreement, C&S or its subsidiary shall purchase from Pathmark all of Pathmark's pallets (plastic and wooden). C&S and Pathmark agree to develop a mutually acceptable pallet exchange program and accounting procedures to ensure that Pathmark maintains an adequate number of pallets throughout the Term, provided that it is the responsibility of C&S to purchase any and all replacement pallets and the responsibility of Pathmark to return all pallets. If Pathmark fails to return to C&S any pallet, then C&S will bill Pathmark for such shortage. This Section 5.01 is amended and supplemented by the pallet control procedures set forth on schedule 5.01.

         Section 5.02.  Reclamation.

                  (a) Pathmark shall participate in C&S' reclamation program for all Merchandise. This product will be scanned at C&S' reclamation center within seven days after the product or empty container is picked up from Pathmark Stores, and Pathmark will receive credit, on a monthly basis, in an amount equal to [CONFIDENTIAL] of the retail value of qualifying product. Furthermore, Pathmark shall receive a credit, on a monthly basis, in an amount equal to [CONFIDENTIAL]; provided, that if manufacturers adjust their current practices regarding reclamation, then C&S would suspend payment of this credit and the parties would meet to ensure that C&S' profitability was not negatively affected. For the purpose of this section, qualifying product shall not include any private label or any other unauthorized items. C&S shall not sell Pathmark's private label goods within a 200-mile radius of the Blair Facility.

                  (b) GM/HBC, cigarettes and Non-Merchandise items. C&S will scan all qualified units of GM/HBC, cigarettes and non-Merchandise items and transmit such information to Pathmark. Pathmark, in turn, shall pay C&S, on a monthly basis, $.21 per unit scanned and will bill the respective vendors for the cost of such product and related handling fees. If and when a non-Merchandise item becomes Merchandise hereunder, then, at the discretion of C&S, the reclamation of such items will be pursuant to
         Section 5.02(a). If an item has been discontinued and C&S is unable to bill the respective vendor for the cost of such product and related handling fees, then the reclamation of such item shall be pursuant to this Section 5.02(c).

                  (c) This section 5.02 shall be supplemented by Schedule 5.02.

         Section 5.03. Compliance with Law. Each of Pathmark and C&S covenants and agrees that in performing its obligations hereunder, it will comply with all applicable laws, rules, regulations and orders and will have and maintain all permits, licenses and authorizations necessary for the conduct of its business and the performance of its obligations hereunder.

         Section 5.04.  Indemnity and Insurance.

                  (a) General Indemnity Provisions. C&S agrees to defend, indemnify and hold harmless Pathmark and its employees, servants, agents, successors and assigns from and against any and all claims and demands for bodily injury or property damage arising out of or resulting from the acts or omissions of C&S in any manner relating to the handling, storage or use (but not the transportation) of the Merchandise supplied to Pathmark pursuant to this Agreement, provided, however, that this indemnification and hold harmless shall not apply to any claims arising from or as a result of the misconduct or negligence of Pathmark or its employees, agents or licensees.

                  Pathmark agrees to defend, indemnify and hold harmless C&S and its employees, servants, agents, successors and assigns from and against any and all claims and demands for bodily injury or property damage arising from or caused by (i) any acts or omissions of Pathmark in any manner relating to the transportation or handling of the Merchandise; or (ii) the use of any product sold by Pathmark to C&S pursuant to Section 6.01 of this Agreement.

                  Whenever Pathmark receives notice of a claim or demand that would be covered by C&S' indemnity, Pathmark shall in turn provide C&S with prompt written notice of said claim or demand.

                  Whenever C&S receives notice of a claim or demand that would be covered by Pathmark' indemnity, C&S shall in turn provide Pathmark with prompt written notice of said claim or demand.

                  (b) Product Liability. C&S represents that it shall endeavor to obtain indemnification and hold harmless agreements (the "Master Purchase Order") from the manufacturers, vendors or distributors of the Merchandise being sold to Pathmark by C&S under this Agreement, which indemnification and hold harmless agreements shall cover all claims and demands in any manner based upon or attributed to the use of the Merchandise supplied by C&S. C&S also represents that it shall endeavor to obtain evidence of product liability insurance covering said indemnification in the amount of $1 million from each such manufacturer, vendor or distributor. C&S has furnished Pathmark its form of Master Purchase Order currently furnished to vendors, as attached hereto as Exhibit G.

                  Pathmark agrees to assist C&S in its efforts to obtain indemnification agreements and evidence of insurance from all vendors supplying Pathmark Merchandise. Attached to this Agreement as Exhibit H is a list of all Pathmark vendors as of the date hereof and an indication of the amount (if any) of insurance each such vendor has agreed to maintain. Pathmark agrees to furnish C&S copies of insurance certificates furnished by such vendors and any related indemnity agreements upon request.

                  On the Commencement Date and on each anniversary of the Commencement Date, C&S will furnish Pathmark a list of vendors that have executed C&S' form of Master Purchase Order and provided evidence of insurance. If Pathmark places further orders for product supplied by any vendor that has not executed C&S' form of Master Purchase Order and provided evidence of insurance, C&S shall have no liability except for acts or omissions by C&S causing bodily injury or property damage, and Pathmark shall indemnify, defend and hold harmless C&S and its employees, servants, agents, successors and assigns against any and all claims and demands in any manner based upon or attributed to the use of the products supplied by such vendors except claims arising out of acts or omissions by C&S.

                  (c) Insurance. C&S agrees that all material properties and risks of C&S shall at all times be covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of C&S. Pathmark shall be named as an additional insured as provided in the certificate of insurance previously delivered to Pathmark, and certificates of insurance evidencing the renewal of insurance shall be delivered by C&S to Pathmark from time to time. Pathmark agrees that all material properties and risks of Pathmark and any third party providing transportation services to Pathmark shall at all times be covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Pathmark. C&S shall permit Pathmark's property insurance carrier to conduct one property conservation inspection each year at each Facility. C&S shall at all times maintain the Facilities utilizing the same fire protection standards utilized by Pathmark prior to the transfer to C&S. C&S agrees to implement the reasonable recommendations of such carrier and to adhere to the property conservation practices normally associated with HPR properties; provided, that C&S shall not be obligated to expend more than [CONFIDENTIAL] in the first Contract Year pursuant to this section and more than [CONFIDENTIAL] in the first two Contract Years, and, provided further, that the inspection scheduled by Arkwright Mutual Insurance Company for February 1998, reaffirms the 1994 HPR rating for such Facility.

         Section 5.05. Certain Financial Information. Pathmark shall immediately give notice to C&S of any defaults (or any event that, with the passage of time, would constitute a default) occurring under the Loan Documents.

         Section 5.06. PACA, Repossession and Set Off . Pathmark affirms and acknowledges that (i) upon a failure by Pathmark to make any payment when due pursuant to this Agreement, C&S may fully enforce against Pathmark any and all rights that C&S may possess pursuant to the Perishable Agricultural Commodities Act, as amended, codified at 7 U.S.C.A. Section 499a et seq.;
(ii) upon an Event of Insolvency with respect to Pathmark or a failure by Pathmark to make any payment when due under this Agreement, C&S may fully enforce against Pathmark any and all rights that C&S may possess pursuant to
Section 2-702 of the Uniform Commercial Code, including without limitation, the right to reclaim goods delivered to Pathmark upon the terms and conditions set forth in Section 2-702; and (iii) upon a failure of Pathmark to make any payment to C&S when due, C&S may, and is hereby authorized by Pathmark, at any time and from time to time, to the fullest extent permitted by applicable law, without advance notice to Pathmark (any such notice being expressly waived by Pathmark), set off and apply any and all amounts owed by C&S to Pathmark under this Agreement, against any or all of the Pathmark obligations that have not been paid when due and remain unpaid, irrespective of whether or not C&S has exercised any other rights that it has or may have with respect to such Pathmark obligations. Pathmark shall execute and deliver to C&S, from time to time during the term of this Agreement, such documents as C&S may reasonably request to create, maintain, acknowledge or confirm the rights of C&S affirmed and acknowledged by Pathmark pursuant to this Section 5.06.

         Section 5.07. Utilization of Other C&S Facilities. If an Event of Force Majeure affects C&S' ability to supply Pathmark Stores from any Facility but does not otherwise affect C&S' operations, then C&S will use reasonable efforts to supply Pathmark Stores from another facility operated by C&S.

         Section 5.08. Base Price Audit. Pathmark shall have the right to audit C&S' records, and C&S agrees to make all relevant records available for audit, on C&S' premises or at other mutually agreed locations in order to confirm that the Base Price charged to Pathmark during the period covered by the audit is in accordance with the provisions of this Agreement. Such audits shall be limited to one in any twelve month period, for the preceding twelve month period, and, unless any significant discrepancies are found, each such audit shall be completed in thirty working days. Pathmark agrees to conduct audits under this Agreement only upon reasonable notice to C&S (which notice shall specify the documentation that Pathmark requests the opportunity to review). All audits shall be conducted so as to minimize the disruption on C&S' business operation. Pathmark agrees that it shall be limited to using four persons at any time on such audit and that such persons shall be knowledgeable regarding industry standards and customs, and such persons shall keep all such information strictly confidential. Pathmark acknowledges that disclosure to third parties of information obtained by Pathmark during its audits, other non-public financial information furnished by C&S or the terms of this Agreement could have a substantial adverse impact upon C&S. Pathmark agrees to maintain any such information in strict confidence. C&S reserves the right to require any individual engaged in an audit on behalf of Pathmark to sign a confidentiality agreement prior to commencing the audit.

         Section 5.09. Year 2000. C&S shall complete its computer system conversion to recognize dates beyond December 31, 1999 (year 2000) by June 30, 1999.

         Section 5.10. Additional Stores. If, at any time and from time to time during the Term hereof, Pathmark shall acquire any store(s) through merger, consolidation or other transaction and prior to said acquisition was supplied with Merchandise by C&S, then C&S shall elect to either continue to supply such store(s) under the terms and conditions of its existing supply agreement or supply such store under the terms and conditions of this Agreement.

                                   ARTICLE VI

                                 ASSET PURCHASE

         Section 6.01. Purchase of Assets. C&S agrees to purchase from Pathmark certain assets pursuant to the terms of the Asset Purchase Agreement.

                                   ARTICLE VII

                                   TERMINATION

         Section 7.01. Termination by C&S. C&S may terminate this Agreement for cause (i) in the event of a default by Pathmark under Section 3.05 which remains uncured for 72 hours after receipt by Pathmark of written notice thereof from C&S (subject, however, to the provisions of such Section for arbitration), (ii) in the event that Pathmark breaches any other material obligation under this Agreement and such breach is curable and remains uncured after 90 days following receipt by Pathmark of written notice of such breach from C&S, or (iii) upon the occurrence of an Event of Insolvency with respect to Pathmark (provided, however, that C&S shall not terminate this Agreement upon the occurrence of an Event of Insolvency in the event that Pathmark is otherwise in compliance with the terms of this Agreement and Pathmark provides adequate assurance of future performance under this Agreement). In the event that C&S terminates this Agreement pursuant to this Section 7.01, Pathmark shall promptly re-pay to C&S all TDR, AMF and Goodwill amounts paid to Pathmark pursuant to Section 4.10 hereof less

[CONFIDENTIAL] for each full Contract Year (or part thereof in excess of six months) completed. This Section 7.01 shall survive termination of this Agreement.

         Section 7.02. Termination by Pathmark. Pathmark may terminate this Agreement for cause (i) in the event that, for any reason other than a default by Pathmark under this Agreement or an Event of Force Majeure, a Service Level Breach occurs more than five times in any Contract Year, (ii) in the event that C&S breaches any other material obligation under this Agreement and such breach is curable and remains uncured after 90 days following receipt by C&S of written notice of such breach from Pathmark, (iii) upon the occurrence of an Event of Insolvency with respect to C&S (provided, however, that Pathmark shall not terminate this Agreement upon the occurrence of an Event of Insolvency in the event that C&S is otherwise in compliance with the terms of this Agreement and C&S provides adequate assurance of future performance under this Agreement) or
(iv) if C&S fails to make any payment or credit to Pathmark under this Agreement when due and payable that remains unpaid or credited for 72 hours after Pathmark has given written notice to C&S of such default (subject, however, to the provisions herein for arbitration with respect to credits due under this Agreement).

         Section 7.03. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

         Section 7.04. Meetings to Review Progress Toward Curing Breach. If either party gives notice of a breach that may be cured within 90 days pursuant to section 7.01 or 7.02, the parties agree to meet within 10 days of the date of the notice in order to review progress toward curing the breach. If the breach is not sooner cured, the parties agree to meet again prior to the end of the 90 day cure period in order to review the progress toward curing the breach and to attempt to negotiate an accommodation acceptable to each party.

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

         Section 8.01. Representations and Warranties of C&S. C&S hereby represents and warrants to Pathmark as follows:

                  (a) Corporate Organization and Authority. C&S (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont and is authorized to transact business in the State of New Jersey; and
         (ii) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                  (b) Authorization. C&S has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of C&S and constitutes the legal, valid and binding obligation of C&S, enforceable in accordance with its terms.

                  (c) No Consents; Conflicts. No consent, authorization by, approval of or other action by, and no notice to, or filing or registration with, any governmental authority, agency, regulatory body, lender, lessor, franchisee or other Person is required for the execution, delivery or performance of this Agreement by C&S, other than those that have been obtained and are in full force and effect. The execution, delivery and performance of this Agreement will not result in any violation or breach of any provision of the charter or by-laws of C&S, any judgment, decree or order to which C&S is a party or by which it is bound, any indenture, mortgage or other agreement or instrument to which C&S is a party or by which it is bound or any statute, rule or regulation applicable to C&S.

         Section 8.02. Representations and Warranties of Pathmark. Pathmark hereby represents and warrants to C&S as follows:

                  (a) Corporate Organization and Authority. Pathmark (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and (ii) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                  (b) Authorization. Pathmark has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of Pathmark and constitutes the legal, valid and binding obligation of Pathmark, enforceable in accordance with its terms.

                  (c) No Consents; Conflicts. No consent, authorization by, approval of or other action by, and no notice to, or filing or registration with, any governmental authority, agency, regulatory body, lender, lessor, franchisee or other Person is required for the execution, delivery or performance of this Agreement by Pathmark, other than those that have been obtained and are in full force and effect. The execution, delivery and performance of this Agreement will not result in any violation or breach of any provision of the charter or by-laws of Pathmark, any judgment, decree or order to which Pathmark is a party or by which it is bound, any indenture, mortgage or other agreement or instrument to which Pathmark is a party or by which it is bound or any statute, rule or regulation applicable to Pathmark.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.01. Entire Agreement. This Agreement, together with the documents referred to herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

         Section 9.02. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring the same.

         Section 9.03. Amendments. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, each of Pathmark and C&S or (ii) by a waiver in accordance with Section 7.03.

         Section 9.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

                  (a)      If to Pathmark:

                           James Donald
                           Chairman, Chief Executive Officer and President Pathmark Stores, Inc.
                           200 Milik Street
                           Carteret, NJ  07008
                           Telephone:  (732) 499-3281
                           Facsimile:  (732) 499-3100
                           with a copy to:

                           Marc Strassler, Esq.
                           Vice President and General Counsel
                           Pathmark Stores, Inc.
                           200 Milik Street
                           Carteret, NJ  07008
                           Telephone:  (732) 499-3930
                           Facsimile:  (732) 499-3460

                  (b)      If to C&S:

                           Richard B. Cohen
                           President and Chief Executive Officer
                           C&S Wholesale Grocers, Inc.
                           Old Ferry Road
                           Brattleboro, VT  05301
                           Telephone:  (802) 257-6700
                           Facsimile:  (802) 257-6620

                           with a copy to:

                           Mark Gross, Esq.
                           Senior Vice President and General Counsel
                           C&S Wholesale Grocers, Inc.
                           Old Ferry Road
                           Brattleboro, VT  05301
                           Telephone:  (802) 257-6025
                           Facsimile:  (802) 257-6857

         Section 9.05. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Pathmark and C&S and their respective successors and assigns; provided that (i) C&S shall not have the right to assign or subcontract its rights or obligations hereunder or any interest herein without the prior written consent of Pathmark, which consent shall not be unreasonably withheld, conditioned or delayed, provided that C&S may assign this Agreement to a subsidiary of C&S without obtaining such consent, and (ii) Pathmark may assign its rights and delegate its obligations hereunder only so long as (x) Pathmark shall assign, and the assignee shall assume, all such rights and obligations, (y) the assignment is to a Person or Persons who are acquiring all or substantially all of Pathmark' business or assets, and (z) Pathmark demonstrates, to the reasonable satisfaction of C&S, that such Person has the financial capability to perform the obligations of Pathmark hereunder. C&S agrees that it shall respond, in respect of clause (z) above, promptly, and in any event within 10 business days of receipt of notice from Pathmark of any such proposed assignment. Failure by C&S to respond to Pathmark within such 10 business day period shall be deemed to be a confirmation by C&S to Pathmark of its reasonable satisfaction with the financial capability of the proposed assignee. The parties acknowledge that (i) C&S will be deemed to have assigned its rights and obligations hereunder for purposes of this Section 9.05 in the event that Richard B. Cohen shall cease to beneficially own at least 50.1% of the issued and outstanding voting stock of C&S, and (ii) such assignment shall require the prior written consent of Pathmark, which consent shall not be unreasonably withheld, conditioned or delayed.

         Section 9.06.  Sale of Pathmark Division.

                  (a) Pathmark will provide C&S with written notice of any Pathmark plan to sell transfer, assign or otherwise convey ownership (a "Sale") in one or more Pathmark Divisions. Such notice shall be given at the earliest practicable time and shall state, among other things, the name of the proposed purchaser, the location of the stores comprising the Division to be Sold, the approximate timetable for consummating the sale and the purchaser's plans for supplying the Division in the aftermath of the Sale, if such plan is known to Pathmark. Such notice shall be given, at the latest, thirty (30) days in advance of the date scheduled for the proposed Sale.

                  (b) If Pathmark Sells a Division in one or a series of transactions within any consecutive twelve (12) month period to the same Person, then C&S shall continue to supply such stores under the terms of this Agreement for six months immediately following such sale consummation.

                  (c) If the cause of any decline in the amount of Pathmark's purchases from C&S is a Sale of a Division, then C&S shall relieve Pathmark of Pathmark's obligation to pay the Per Case Reduced Volume Surcharge and the Lost Profits Surcharge attributable to such sale to the extent that the purchaser of such Division either (a) executes a supply agreement on substantially the same terms and conditions as this Agreement with respect to such Division, or (b) otherwise enters into an agreement with C&S for C&S to supply such purchaser with Merchandise.

         Section 9.07. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 9.08. Confidentiality. Each of Pathmark and C&S agrees to and will cause its respective authorized agents, representatives, affiliates, employees, officers, directors, accountants, counsel and other designated representatives (collectively, "Representatives") to (i) treat and hold as confidential (and not disclose or provide access to any Person to) all records, books, contracts, instruments, computer data and other data and information (collectively,

"Information") concerning the other in its possession or furnished by the other or the other's Representatives pursuant to this Agreement, (ii) in the event that either party or its Representatives become legally compelled to disclose any such Information, provide the other party with prompt written notice of such requirement so that such other party may seek a protective order or other remedy or waive compliance with this Section 9.08, and (iii) in the event that such protective order or other remedy is not obtained, or the other party waives compliance with this Section 9.08, furnish only that portion of such Information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such Information; provided, however, that this sentence shall not apply to any Information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such party or its Representatives. Without limiting the foregoing, (i) C&S agrees that Pathmark is the owner of all information relating to its purchasing practices and that Pathmark may, in its sole discretion, sell such information to third parties and (ii) that C&S may share movement information of any product with the supplier of such product. This Section 9.08 shall survive termination of this Agreement.

         Section 9.09. Relationship of Parties. In all matters relating to this Agreement, both parties shall be acting solely as independent contractors and shall be solely responsible for the acts of their employees, officers, directors and agents. Employees, agents or contractors of one party shall not be considered employees, agents or contractors of the other party.

         Section 9.10. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties thereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

         Section 9.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         Section 9.12. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 9.13.  Arbitration.

                  (a) Any matter required to be submitted to arbitration pursuant to Section 3.05 of this Agreement shall be subject to this
         Section 9.13. Any such matter shall be submitted to binding arbitration in Springfield, Massachusetts (or another location agreed to by the parties) in accordance with the rules and procedures of the American Arbitration Association (or another organization agreed to by the parties). The arbitration shall be conducted in accordance with (i) the terms of this Section 9.13; (ii) the commercial arbitration rules of the American Arbitration Association (or the corresponding rules of any such other organization); (iii) the Federal Arbitration Act (Title 9 of the United States Code); and (iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of New York. Judgment upon any award rendered hereunder may be entered in any court having jurisdiction.

                  (b) A single arbitrator shall be selected by mutual agreement of the parties, or, if the parties fail to reach such agreement within ten days after either party has requested arbitration hereunder in writing, by, or in a manner provided by the American Arbitration Association (or such other organization referred to above).

                  (c) The arbitrator is empowered to resolve the matter in dispute by summary ruling substantially similar to a summary judgment and motion to dismiss. The arbitrator shall resolve all disputes in accordance with applicable substantive law. The determination of the arbitrator shall be binding on all parties and shall not be subject to further review or appeal except as allowed by applicable law. The costs and expenses of the arbitrator shall be apportioned between the parties hereto as determined by the arbitrator in such manner as the arbitrator deems reasonable.

                  (d) The arbitrator and the parties shall take all actions necessary to the end that the arbitration proceeding shall be concluded as promptly as practicable.

                  (e) The provisions of this Section 9.13 shall not preclude a party from exercising any right or remedy with respect to any matter that is not expressly required to be submitted to arbitration pursuant to Section 3.05 of this Agreement.

         Section 9.14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

         Section 9.15. Facility Closing. Subject to its abilities to meet its obligations hereunder, C&S in its sole discretion may close any and all current Facilities.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                             PATHMARK STORES, INC.

                             By:      /s/ Ron Marshall
                                 --------------------------------------
                                      Name:    Ron Marshall
                                      Title:   Executive Vice President

                             C&S WHOLESALE GROCERS, INC.

                             By:     /s/ Richard B. Cohen
                                 --------------------------------------
                                      Name:    Richard B. Cohen
                                      Title:   President and Chief Executive
                                               Officer

                                INDEX TO EXHIBITS

Exhibit A              Omitted
Exhibit B              Pathmark Stores
Exhibit C              Omitted
Exhibit D              Initial Load Schedules
Exhibit E              Sales Service Allowances[CONFIDENTIAL]
Exhibit F              Credit Policy[CONFIDENTIAL]
Exhibit G              Master Purchase Order
Exhibit H              Pathmark Vendors(OMITTED)
Schedule 3.04(a)       Short-code dairy items[CONFIDENTIAL]
Schedule 3.04(b)       List of Pathmark cash discounts[CONFIDENTIAL]
Schedule 3.04(d)       Left-over ad product[CONFIDENTIAL]
Schedule 3.04(e)       Forward Buy Procedures[CONFIDENTIAL]
Schedule 3.04(n)       C&S average case weight average cost system[CONFIDENTIAL]
Schedule 3.08          Certain Pathmark Stores[CONFIDENTIAL]
Schedule 4.01          Produce shipped by the bin[CONFIDENTIAL]
Schedule 4.06-1        Current amount and "mix" of back hauls[CONFIDENTIAL]
Schedule 4.06-2        Back haul Rates[CONFIDENTIAL]
Schedule 5.01          Pallet Control Agreement
Schedule 5.02          Reclamation Procedures

Related Letters
-        Produce Specifications referenced in Section 3.04(f)[CONFIDENTIAL]
-        SKU lists referenced in Section 3.04(q)[CONFIDENTIAL]
         - current list of items carried by the Grocery Department, as evidenced on the Daily Buyer's Report processed 9/18/97;
         - current list of items at the Dayton Facility, as evidenced on the Daily Buyer's Report processed 9/16/97 and the PSS Weekly Transmission Report - Store # 535 processed 9/22/97, pages 838-860;
         - current list of items at the Perishable Distribution Facility, as evidenced by the PSS Weekly Transmission Report - Store # 535 processed 9/20/97; and
         - current list of items at the Perishable Distribution Facility (fresh seafood, dry in-store bakery and dairy), as evidenced by the Dairy-Deli Requirement Recap processed 9/18/97.

                                  SCHEDULE 4.01

Loose Product packaged and shipped in bins

Watermelons (seeds)                                                         30
Watermelons (seedless)                                                      20
Cauliflower                                                                 30
Citrus, in 10 pound bags                                                    30
Potatoes, in 10 pound bags, up to 225 bags per pallet                       40
Apples, in 5 pound bags                                                     20
Musk Melons                                                                 20
Bird seed                                                                   40

Mods packaged and shipped by pallet

Nut Mod (in shell)                                                          40
Mixed Fruit Mod                                                             40
Peanut Mod                                                                  40